Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Three and Nine-Month Periods Ended September 30, 2015

Atlanta, Georgia – November 3, 2015. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations for the three and nine-month periods ended September 30, 2015. Gray achieved record revenue during the three and nine-month periods ended September 30, 2015, and Gray’s free cash flow per diluted weighted average share was $0.22 and $0.96, respectively, and net income per diluted weighted average share was $0.09 and $0.36, respectively. Excluding the special charges discussed below relating to the termination of certain national sales representation agreements and transaction costs relating to our closed and pending acquisitions, our net income per diluted weighted average share was approximately $0.18 and $0.45 for the three and nine-month periods ended September 30, 2015, respectively.

 Highlights:

●

Record Revenue - We achieved record revenue of $151.1 million and $427.9 million for the three-month and nine-month periods ended September 30, 2015, respectively. In addition, our retransmission revenue reached new record levels of $39.3 million and $112.5 million for the same periods.

●

Total Leverage Ratio – As of September 30, 2015, our total leverage ratio, as defined under the terms of our senior credit facility, was 4.9 times on a trailing eight-quarter basis, netting all cash on our balance sheet against our debt balance.

●

Acquisitions – As previously announced, between July 1 and September 1, 2015, we added seven television stations in four markets to our operations. The aggregate purchase price for these stations was approximately $184.4 million, all of which was funded from cash on hand.

●

Schurz and Related Transactions Announced – On September 14, 2015, we announced that we have agreed to acquire all of the television and radio stations of Schurz Communications, Inc. (the “Schurz Acquisition”) for approximately $442.5 million including working capital. On October 1, 2015, we announced the sale of certain television stations to facilitate regulatory approvals for the Schurz Acquisition, and we simultaneously announced the acquisition of two new television stations as part of those divestiture transactions. On November 2, 2015, we announced that we have reached agreements with three radio broadcasters to divest the Schurz radio stations to those third-parties upon closing the Schurz Acquisition.

●

Transaction Costs – In connection with the acquisitions discussed above, we incurred professional expenses of approximately $3.8 million and $4.5 million for the three and nine-month periods ended September 30, 2015, respectively. These expenses are included in our corporate and administrative operating expenses. We did not include the majority of these expenses in our previously issued guidance for the third quarter of 2015 because we could not predict those expenses at the time we issued that guidance.

●

Termination of National Sales Agreements – On August 31, 2015, we announced that effective on January 1, 2016, we will terminate nearly all of our remaining national advertising sales representation agreements. We anticipate expense savings due to the termination of these agreements of approximately $8.0 million to $9.0 million beginning in 2016, with net savings continuing thereafter. We recorded a charge of approximately $6.1 million to our third quarter 2015 broadcast operating expenses to reflect the anticipated termination fees. We did not include this charge to expenses in our previously issued guidance for the third quarter of 2015 because we had not then decided to terminate those agreements.

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Selected Operating Data on As-Reported Basis:

	Three Months Ended September 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$151,102	$131,702	15%	$88,288	71%
Political	$4,594	$22,029	(79)%	$1,377	234%

Operating expenses (1):
Broadcast	$98,921	$73,218	35%	$53,516	85%
Corporate and administrative	$10,022	$5,271	90%	$4,470	124%

Net income	$6,609	$13,940	(53)%	$7,073	(7)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$52,667	$58,429	(10)%	$34,603	52%
Broadcast Cash Flow Less
Cash Corporate Expenses	$43,434	$53,885	(19)%	$30,388	43%
Free Cash Flow	$15,609	$25,309	(38)%	$13,319	17%

Free Cash Flow Per Share:
Basic	$0.22	$0.44		$0.23
Diluted	$0.22	$0.43		$0.23

	Nine Months Ended September 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$427,869	$330,248	30%	$250,742	71%
Political	$7,950	$33,437	(76)%	$2,769	187%

Operating expenses (1):
Broadcast	$272,213	$199,604	36%	$158,817	71%
Corporate and administrative	$23,313	$21,618	8%	$13,587	72%

Net income	$24,314	$16,808	45%	$13,087	86%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$156,635	$129,578	21%	$91,419	71%
Broadcast Cash Flow Less
Cash Corporate Expenses	$135,652	$110,766	22%	$79,551	71%
Free Cash Flow	$64,988	$41,644	56%	$27,021	141%

Free Cash Flow Per Share:
Basic	$0.97	$0.72		$0.47
Diluted	$0.96	$0.71		$0.47

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Selected Operating Data on Combined Historical Basis (3):

	Three Months Ended September 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$155,065	$152,073	2%	$129,871	19%
Political	$4,940	$25,231	(80)%	$1,816	172%

Operating expenses (1):
Broadcast	$100,964	$85,602	18%	$80,203	26%
Corporate and administrative	$10,022	$5,271	90%	$4,470	124%

Net income	$8,276	$16,370	(49)%	$12,646	(35)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$58,913	$65,668	(10)%	$48,911	20%
Broadcast Cash Flow Less
Cash Corporate Expenses	$49,680	$61,124	(19)%	$44,696	11%
Operating Cash Flow as defined in the Senior Credit Facility	$47,958	$63,634	(25)%	$49,501	(3)%
Free Cash Flow	$22,616	$35,241	(36)%	$24,387	(7)%

Free Cash Flow Per Share:
Basic	$0.32	$0.61		$0.42
Diluted	$0.31	$0.60		$0.42

	Nine Months Ended September 30,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$454,016	$429,022	6%	$373,424	22%
Political	$8,468	$40,468	(79)%	$4,086	107%

Operating expenses (1):
Broadcast	$289,435	$258,573	12%	$237,647	22%
Corporate and administrative	$23,313	$21,618	8%	$13,587	72%

Net income	$31,297	$40,654	(23)%	$29,648	6%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$169,966	$175,882	(3)%	$134,105	27%
Broadcast Cash Flow Less
Cash Corporate Expenses	$148,983	$157,070	(5)%	$122,237	22%
Operating Cash Flow as defined in the Senior Credit Facility	$154,388	$162,662	(5)%	$134,511	15%
Free Cash Flow	$83,266	$87,649	(5)%	$58,730	42%

Free Cash Flow Per Share:
Basic	$1.24	$1.51		$1.02
Diluted	$1.23	$1.50		$1.01

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3) See the following discussion, "Effects of Acquisitions on Our Results of Operations", for definition of this term.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Effects of Acquisitions on Our Results of Operations

Since October 1, 2013, we have completed 16 acquisition transactions and two divestiture transactions. These transactions have added a net total of 31 television stations in 20 television markets, including 15 new television markets, to our operations. On July 1, 2015, we completed the following five acquisition transactions that added six television stations to our operations:

●	KOSA-TV (CBS) in Odessa, Texas;

●	KMVT-TV (CBS) and KSVT-LD (FOX) in Twin Falls, Idaho;

●

Certain non-licensed assets including programming streams of WFXS-TV (FOX) in Wausau, Wisconsin, whose programming streams are now broadcast on our digital low power television station in Wausau, WZAW-LD;

●	WAGM-TV (CBS/FOX) in Presque Isle, Maine; and

●	Certain non-licensed assets including programming streams of KVTV-TV (CBS) in Laredo, Texas, whose programming streams are now broadcast on our digital low power television station in Laredo, KYLX-LD.

On September 1, 2015, we announced and completed the initial phase of our acquisition of KCRG-TV (ABC) in Cedar Rapids, Iowa (the “Cedar Rapids Acquisition”) by acquiring certain non-licensed assets of that television station and entering into a local programming and marketing agreement (the “LMA”) with the licensee. We completed the remaining phases of the Cedar Rapids Acquisition and terminated the LMA on November 1, 2015.

Collectively, we herein refer to the stations acquired on July 1, 2015 and the Cedar Rapids Acquisition as the “2015 Acquired Stations.” During 2014, we completed seven acquisitions, which transactions collectively added a total of 22 television stations and 12 markets (10 new markets) at various times during that year, and we refer to the stations acquired in those acquisitions as the “2014 Acquired Stations.” During the fourth quarter of 2013, we completed two acquisition transactions that together added five television stations in four markets (three in new markets), and we refer to the stations acquired in those acquisitions as the “2013 Acquired Stations.” Unless the context of the following discussions requires otherwise, we refer to the 2015 Acquired Stations, the 2014 Acquired Stations and the 2013 Acquired Stations, collectively, as the “Acquired Stations.”

Due to the significant effect the Acquired Stations have had on our results of operations, and in order to provide more meaningful period over period comparisons, we also present herein certain financial information on a "Combined Historical Basis." Combined Historical Basis reflects financial results that have been compiled by adding Gray's historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations as if they had been acquired on January 1, 2013 (the beginning of the earliest period presented), but it does not include any adjustments for other events attributable to the acquisitions, except that “Combined Historical Free Cash Flow” gives effect to the financings related to acquisitions completed in 2014 and 2013, as if the financing occurred on January 1, 2013.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Results of Operations for the Third Quarter of 2015:

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month periods ended September 30, 2015 and 2014, respectively (dollars in thousands):

	Three Months Ended September 30,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$76,734	50.8%	$62,029	47.1%
National	20,889	13.8%	16,158	12.3%
Internet	7,238	4.8%	7,431	5.6%
Political	4,594	3.0%	22,029	16.7%
Retransmission consent	39,329	26.0%	19,674	14.9%
Other	2,318	1.6%	4,381	3.4%
Total	$151,102	100.0%	$131,702	100.0%

Total revenue increased $19.4 million, or 15%, to $151.1 million for the third quarter of 2015 compared to the third quarter of 2014. Revenue from the 2015 Acquired Stations and 2014 Acquired Stations accounted for approximately $43.0 million and $24.2 million of our total revenue for the third quarters of 2015 and 2014, respectively.

Our revenue increased primarily due to the additional revenue from the 2015 Acquired Stations and 2014 Acquired Stations and increases in retransmission consent revenue due to increased retransmission consent rates. These increases were offset in part, by decreases in political advertising revenue which decreased due to 2015 being the “off year” of the two-year election cycle.

The principal types of revenue for the third quarter of 2015 compared to the third quarter of 2014 were as follows:

•	Local advertising revenue increased $14.7 million, or 24%, to $76.7 million.

•	National advertising revenue increased $4.7 million, or 29%, to $20.9 million.

•	Internet advertising revenue decreased $0.2 million, or 3%, to $7.2 million.

•	Political advertising revenue decreased $17.4 million, or 79%, to $4.6 million.

•	Retransmission consent revenue increased $19.7 million, or 100%, to $39.3 million.

•	Other revenue decreased $2.1 million, or 47%, to $2.3 million.

Within our local and national advertising revenue categories, and excluding revenue from the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes during the third quarter of 2015 compared to the third quarter of 2014:

•	Automotive increased 12%;

•	Medical increased 18%;

•	Restaurant increased 13%;

•	Furniture and appliances increased 21%; and

•	Communications increased 11%.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Revenue on Combined Historical Basis.

 On a Combined Historical Basis, total revenue increased $3.0 million, or 2%, to $155.1 million in the third quarter of 2015 compared to the third quarter of 2014. On a Combined Historical Basis, the principal types of revenue for the third quarter of 2015 compared to the third quarter of 2014 were approximately as follows:

•	Local advertising revenue increased $6.5 million, or 9%, to $77.8 million.

•	National advertising revenue increased $2.0 million, or 10%, to $22.6 million.

•	Internet advertising revenue decreased $0.3 million, or 3%, to $7.4 million.

•	Political advertising revenue decreased $20.3 million, or 80%, to $4.9 million.

•	Retransmission consent revenue increased $17.5 million, or 78%, to $39.9 million.

•	Other revenue decreased $2.5 million, or 51%, to $2.4 million.

Within our local and national advertising revenue categories, and including the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes in revenue for the third quarter of 2015 compared to the third quarter of 2014:

•	Automotive increased 17%;

•	Medical increased 21%;

•	Restaurant increased 14%;

•	Furniture and appliances increased 29%; and

•	Communications increased 26%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $25.7 million, or 35%, to $98.9 million for the third quarter of 2015 compared to the third quarter of 2014. The 2015 Acquired Stations and 2014 Acquired Stations accounted for approximately $24.0 million and $12.7 million of our total broadcast expenses for the third quarters of 2015 and 2014, respectively.

•

Non-compensation expense increased $19.8 million primarily due to network program fees that increased $12.7 million reflecting increased fees payable to networks under our affiliation agreements renewed in 2014, as well as the commencement, in the first quarter of 2015, of network program fees payable to CBS. National sales commissions increased $5.3 million primarily as a result of the $6.1 million charge resulting from our decision to terminate nearly all of our remaining national advertising sales representation agreements effective on January 1, 2016. All other operating expenses increased as a result of the 2015 Acquired Stations and 2014 Acquired Stations.

•

Compensation expense increased by $5.9 million, primarily as a result of $5.5 million in additional salary expense and bonus accruals primarily from the added compensation expenses from the 2015 Acquired Stations and 2014 Acquired Stations. These added costs were offset, in part, by a decrease in $0.5 million in employee retirement expense. Non-cash share based compensation expenses were $0.2 million in the third quarter of 2015 compared to $0.3 million in the third quarter of 2014.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $15.4 million, or 18%, to $101.0 million for the third quarter of 2015 compared to the third quarter of 2014. The increase reflects, in part, the following:

•

Network program fees increased $11.8 million consistent with the growth of retransmission consent revenue under our network affiliation agreements renewed in 2014, as well as the commencement in the first quarter of 2015, of network program fees payable to CBS. National sales commissions increased $5.0 million primarily as a result of the $6.1 million charge resulting from our decision to terminate nearly all of our remaining national advertising sales representation agreements effective on January 1, 2016. These increases were offset, in part, by decreases in other programming fees, news services and promotions that together decreased by approximately $1.0 million.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

•

Compensation expense increased by approximately $0.1 million in the third quarter of 2015 compared to the third quarter of 2014. Non-cash share based compensation expenses were $0.2 million in the third quarter of 2015 compared to $0.3 million in the third quarter of 2014.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $4.8 million, or 90%, to $10.0 million in the third quarter of 2015 as compared to the third quarter of 2014. The increase reflects, in part, the following:

•

Non-compensation expense increased $3.9 million in the 2015 three-month period primarily due to professional fees related to the acquisition of the 2015 Acquired Stations compared to professional fees incurred in the 2014 three-month period related to acquisition of the 2014 Acquired Stations.

•

Compensation expense increased $0.9 million primarily due to increases in incentive compensation and relocation costs offset, in part, by reductions in employee retirement expenses. Non-cash share based compensation expenses were $0.8 million in the third quarter of 2015 compared to $0.7 million in the third quarter of 2014.

Results of Operations for the Nine-Months Ended September 30, 2015:

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) or “net revenue” by type for the nine-months ended September 30, 2015 and 2014, respectively (dollars in thousands):

	Nine Months Ended September 30,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$221,118	51.7%	$169,751	51.4%
National	57,605	13.5%	44,332	13.4%
Internet	20,810	4.9%	20,676	6.3%
Political	7,950	1.9%	33,437	10.1%
Retransmission consent	112,489	26.3%	53,450	16.2%
Other	7,897	1.7%	8,602	2.6%
Total	$427,869	100.0%	$330,248	100.0%

Total revenue increased $97.6 million, or 30%, to $427.9 million for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. Revenue from the 2015 Acquired Stations and 2014 Acquired Stations accounted for approximately $109.9 million and $29.4 million of our total revenue for the nine months ended September 30, 2015 and 2014, respectively.

Our revenue increased primarily due to the additional revenue from the 2015 Acquired Stations and 2014 Acquired Stations and increases in retransmission consent revenue due to increased retransmission consent rates. These increases were offset in part, by decreases in political advertising revenue due to 2015 being the “off year” of the two-year election cycle.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

The principal types of revenue for the nine-months ended September 30, 2015 compared to the nine-months ended September 30, 2014 were as follows:

•	Local advertising revenue increased $51.4 million, or 30%, to $221.1 million.

•	National advertising revenue increased $13.3 million, or 30%, to $57.6 million.

•	Internet advertising revenue increased $0.1 million, or 1%, to $20.8 million.

•	Political advertising revenue decreased $25.5 million, or 76%, to $8.0 million.

•	Retransmission consent revenue increased $59.0 million, or 110%, to $112.5 million.

•	Other revenue decreased $0.7 million, or 8%, to $7.9 million.

Within our local and national advertising revenue categories, and excluding revenue from the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes during the nine-months ended September 30, 2015 compared to the nine-months ended September 30, 2014:

•	Automotive increased 2%;

•	Medical increased 10%;

•	Restaurant increased 5%;

•	Furniture and appliances increased 11%; and

•	Communications decreased 2%.

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $25.0 million, or 6%, to $454.0 million for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. On a Combined Historical Basis the principal types of revenue for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 were approximately as follows:

•	Local advertising revenue increased $12.3 million, or 6%, to $232.4 million.

•	National advertising revenue increased $2.7 million, or 4%, to $66.1 million.

•	Internet advertising revenue decreased $1.2 million, or 5%, to $21.3 million.

•	Political advertising revenue decreased $32.0 million, or 79%, to $8.5 million.

•	Retransmission consent revenue increased $48.9 million, or 72%, to $116.9 million.

•	Other revenue decreased $5.7 million, or 39%, to $8.9 million.

Within our local and national advertising revenue categories, and including the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes in revenue during the nine-months ended September 30, 2015 compared to the nine-months ended September 30, 2014:

●	Automotive increased 6%;

●	Medical increased 13%;

●	Restaurant increased 8%;

●	Furniture and appliances increased 15%; and

●	Communications increased 12%.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Broadcast Operating Expenses on As-Reported Basis.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $72.6 million, or 36%, to $272.2 million for the nine-months ended September 30, 2015 compared to the nine-months ended September 30, 2014. The 2015 Acquired Stations and the 2014 Acquired Stations accounted for approximately $63.0 million and $15.6 million of our total broadcast expenses for the nine months ended September 30, 2015 and 2014, respectively.

•

Non-compensation expense increased $51.0 million primarily due to network affiliation fees that increased $38.5 million reflecting increased fees payable to networks under our affiliation agreements renewed in 2014, as well as, the commencement in the first quarter of 2015, of network program fees payable to CBS. Other programming costs increased $1.7 million. National sales commissions increased $5.1 million primarily as a result of the $6.1 million charge resulting from our decision to terminate nearly all of our remaining national advertising sales representation agreements effective on January 1, 2016.

●

Compensation expense increased $21.6 million primarily from the added compensation expenses from the 2015 Acquired Stations and 2014 Acquired Stations. Non-cash share based compensation expenses were $0.7 million in the nine-months ended September 30, 2015 compared to $1.2 million in the nine-months ended September 30, 2014.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $30.9 million, or 12%, to $289.4 million for the nine-months ended September 30, 2015 compared to the nine-months ended September 30, 2014. The increase reflects, in part, the following:

•

Network program fees increased $34.3 million consistent with the growth of the related retransmission consent revenue under our network affiliation agreements renewed in 2014, as well as the commencement in the first quarter of 2015, of network program fees payable to CBS. National sales commissions increased $4.1 million primarily as a result of the $6.1 million charge resulting from our decision to terminate nearly all of our remaining national advertising sales representation agreements effective on January 1, 2016. These increases were partially offset by decreases in programming fees, news services, trade expense and other professional fees that together decreased by approximately $4.1 million.

•

Compensation expense decreased $2.0 million, primarily as a result of a $3.8 million non-recurring non-cash charge in 2014 incurred to implement changes to our paid-time-off policy. Non-cash share based compensation expenses were $0.7 million in the nine-months ended September 30, 2015, compared to $1.2 million in the nine-months ended September 30, 2014.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $1.7 million, or 8%, to $23.3 million in the nine-months ended September 30, 2015 compared to the nine-months ended September 30, 2014. The net increase reflects, in part, the following:

•

Non-compensation expense decreased primarily as a result of a decrease in professional fees related to our acquisitions. In the nine-months ended September 30, 2015, these fees totaled $4.5 million compared to $5.7 million in the nine-months ended September 30, 2014.

•

Compensation expense increased $2.0 million primarily due to increases in incentive compensation, relocation costs and routine increases in salary expense. Non-cash share based compensation expenses were $2.3 million in the nine-months ended September 30, 2015 compared to $2.8 million in the nine-months ended September 30, 2014.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014

Revenue (less agency commissions)	$151,102	$131,702	$427,869	$330,248
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	98,921	73,218	272,213	199,604
Corporate and administrative	10,022	5,271	23,313	21,618
Depreciation	9,354	8,228	26,906	21,598
Amortization of intangible assets	3,213	3,823	8,715	5,291
Loss on disposal of assets, net	248	6	562	385
Operating expenses	121,758	90,546	331,709	248,496
Operating income	29,344	41,156	96,160	81,752
Other income (expense):
Miscellaneous income, net	28	11	102	14
Interest expense	(18,645)	(18,619)	(55,762)	(49,718)
Loss from early extinguishment of debt	-	-	-	(4,897)
Income before income tax	10,727	22,548	40,500	27,151
Income tax expense	4,118	8,608	16,186	10,343
Net income	$6,609	$13,940	$24,314	$16,808

Basic per share information:
Net income	$0.09	$0.24	$0.36	$0.29
Weighted-average shares outstanding	71,638	57,863	67,215	57,857

Diluted per share information:
Net income	$0.09	$0.24	$0.36	$0.29
Weighted-average shares outstanding	72,341	58,394	67,824	58,330

Political advertising revenue (less agency commissions)	$4,594	$22,029	$7,950	$33,437

Revenue related to Olympic broadcasts (less agency commissions)	$-	$-	$-	$3,778

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Other Financial Data:

	September 30, 2015	December 31, 2014
	(in thousands)

Cash	$81,169	$30,769
Long-term debt including current portion	$1,235,753	$1,236,401
Borrowing availability under our senior credit facility	$50,000	$50,000

	Nine Months Ended September 30,
	2015	2014
	(in thousands)

Net cash provided by operating activities	$82,718	$88,404
Net cash used in investing activities	(199,635)	(477,066)
Net cash provided by financing activities	167,317	454,991
Net increase in cash	$50,400	$66,329

Guidance for the Three Months Ending December 31, 2015 (the “fourth quarter of 2015”):

We currently anticipate that our results of operations for the fourth quarter of 2015 will be within the ranges presented in the table below. This guidance does not include the anticipated results of the announced but not yet completed Schurz Acquisition and related transactions.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the Fourth	Actual Fourth	the Fourth	Actual Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2015	2014	2015	2014	2014
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$162,000	(9)%	$164,000	(8)%	$177,886

OPERATING EXPENSES (before depreciation, amortization andgain on disposals of assets):
Broadcast	$99,000	15%	$102,000	18%	$86,386
Corporate and administrative	$9,000	19%	$10,000	32%	$7,585

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$5,000	(90)%	$6,000	(88)%	$48,538

Comments on Fourth Quarter 2015 Guidance:

Revenue on As-Reported Basis.

Based on our current forecasts for the fourth quarter of 2015, we anticipate the following changes from the three-months ended December 31, 2014 (the “fourth quarter of 2014”) as outlined below. Our total revenue estimates for the fourth quarter of 2015 include approximately $14.1 million of revenue estimated to be contributed by the 2015 Acquired Stations.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

●	We believe our fourth quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase from the fourth quarter of 2014 by approximately 10% to 12%.

●	We believe our fourth quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase from the fourth quarter of 2014 by approximately 13% to 15%.

●	Consistent with the “off year” of the two-year election cycle, we believe our fourth quarter of 2015 political advertising revenue will decrease from the fourth quarter of 2014 by approximately 85%.

●	We believe our fourth quarter of 2015 retransmission consent revenue will increase from the fourth quarter of 2014 by approximately 83% to $39.1 million.

Broadcast Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis.

For the fourth quarter of 2015, we anticipate our broadcast operating expenses will increase from the fourth quarter of 2014, reflecting anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network fees of approximately $12.3 million. Operating expenses to be incurred collectively by the 2015 Acquired Stations in the fourth quarter of 2015 are expected to be approximately $6.1 million. For the fourth quarter of 2014, the 2014 Acquired Stations reported $22.4 million of broadcast operating expense.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis.

For the fourth quarter of 2015, we anticipate our corporate and administrative operating expense will increase to approximately $9.5 million, reflecting an anticipated increase of approximately $3.5 million of acquisition related expenses from the fourth quarter of 2014. In addition, assuming the Schurz Acquisition is closed in the fourth quarter of 2015, we currently estimate that we would incur an additional $5.0 million to $7.0 million of acquisition related fees and expenses.

Fourth Quarter of 2015 on Combined Historical Basis.

Based on our current forecasts for the fourth quarter of 2015, we anticipate the following changes from the Combined Historical Basis for the fourth quarter of 2014 as outlined below. For the purposes hereof, our Combined Historical Basis for the fourth quarter of 2014 has been adjusted to give effect to both the 2015 Acquired Stations and the 2014 Acquired Stations.

Revenue on Combined Historical Basis:

●

We believe our fourth quarter of 2015 total revenue will decrease by approximately 15% to 17%, to approximately $162.0 million to $164.0 million, as a result of the “off year” of the two-year election cycle.

●	We believe our fourth quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase by approximately 3% to 5%, to approximately $85.0 million.

●	We believe our fourth quarter of 2015 national advertising revenue, excluding political advertising revenue, will decrease by approximately 2% to 3%, to approximately $24.0 million.

●	Consistent with the “off year” of the two year election cycle, we believe our fourth quarter of 2015 political advertising revenue will decrease from the fourth quarter of 2014 by approximately 86%.

●	We believe our fourth quarter of 2015 retransmission consent revenue will increase by approximately 72%, or $16.1 million, to approximately $39.1 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis:

Our total broadcast operating expenses for the fourth quarter of 2015 are anticipated to increase from the fourth quarter of 2014 by approximately $5.5 million to $99.5 million. This increase primarily reflects an expected increase of $11.8 million in network affiliation expense to approximately $18.5 million for the fourth quarter of 2015 offset, in part, by decreases in national sales commissions and other professional fees. Consistent with our strategy, and the realization of our operating synergies, we believe that our Combined Historical Basis broadcast compensation costs will be unchanged in the fourth quarter of 2015, compared to the fourth quarter of 2014.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s 2014 senior credit facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. These non-GAAP amounts may also be provided on an As-Reported Basis as well as a Combined Historical Basis.

Broadcast Cash Flow is defined as net income plus loss on early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expenses is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Operating Cash Flow is defined in Gray’s 2014 senior credit facility as defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, plus pension expense but less cash contributions to pension plans.

Free Cash Flow is defined as net income plus loss on early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Reconciliation on As-Reported Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	September 30,
	2015	2014	2013
Net income	$6,609	$13,940	$7,073
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	9,354	8,228	6,024
Amortization of intangible assets	3,213	3,823	9
Non-cash stock based compensation	1,009	981	255
Loss on disposal of assets, net	248	6	49
Miscellaneous income, net	(28)	(11)	-
Interest expense	18,645	18,619	12,656
Income tax expense	4,118	8,608	4,491
Amortization of program broadcast rights	3,677	3,309	2,829
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6	7
Network compensation revenue recognized	-	(122)	(156)
Payments for program broadcast rights	(3,417)	(3,502)	(2,849)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	9,233	4,544	4,215
Broadcast Cash Flow	52,667	58,429	34,603
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(9,233)	(4,544)	(4,215)
Broadcast Cash Flow Less Cash Corporate Expenses	43,434	53,885	30,388
Pension expense	-	1,518	2,156
Contributions to pension plans	(2,483)	(1,996)	(1,082)
Interest expense	(18,645)	(18,619)	(12,656)
Amortization of deferred financing costs	799	764	412
Amortization of original issue (premium) discount on 7 1/2% senior notes due 2020	(215)	(215)	69
Purchase of property and equipment	(6,854)	(9,996)	(5,953)
Income taxes paid, net of refunds	(427)	(32)	(15)
Free Cash Flow	$15,609	$25,309	$13,319

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Reconciliation on As-Reported Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Nine Months Ended
	September 30,
	2015	2014	2013
Net income	$24,314	$16,808	$13,087
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	26,906	21,598	17,762
Amortization of intangible assets	8,715	5,291	40
Non-cash stock based compensation	3,011	4,032	1,719
Loss (gain) on disposal of assets, net	562	385	(56)
Miscellaneous income, net	(102)	(14)	-
Interest expense	55,762	49,718	37,790
Loss from early extinguishment of debt	-	4,897	-
Income tax expense	16,186	10,343	9,715
Amortization of program broadcast rights	10,837	9,227	8,492
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	19	18	21
Network compensation revenue recognized	-	(343)	(470)
Payments for program broadcast rights	(10,558)	(11,194)	(8,549)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	20,983	18,812	11,868
Broadcast Cash Flow	$156,635	$129,578	$91,419
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(20,983)	(18,812)	(11,868)
Broadcast Cash Flow Less Cash Corporate Expenses	$135,652	$110,766	$79,551
Pension expense	4,190	4,611	6,464
Contributions to pension plans	(3,916)	(4,713)	(3,686)
Interest expense	(55,762)	(49,718)	(37,790)
Amortization of deferred financing costs	2,396	2,158	1,235
Amortization of original issue (premium) discount on 7 1/2% senior notes due 2020	(647)	(647)	206
Purchase of property and equipment	(15,250)	(20,452)	(18,441)
Income taxes paid, net of refunds	(1,675)	(361)	(518)
Free Cash Flow	$64,988	$41,644	$27,021

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Reconciliation on Combined Historical Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	September 30,
	2015	2014	2013

Net income	$8,276	$17,033	$10,804
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	9,611	9,492	8,723
Amortization of intangible assets	3,213	3,940	430
Non-cash stock-based compensation	1,009	981	255
Loss on disposal of assets, net	248	6	49
Miscellaneous expense (income), net	(32)	(11)	-
Interest expense	18,645	18,914	18,877
Income tax expense	4,118	10,005	5,054
Amortization of program broadcast rights	3,677	3,309	2,829
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6	7
Network compensation revenue recognized	-	(122)	(156)
Payments for program broadcast rights	(3,417)	(3,502)	(2,849)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	9,233	4,544	4,215
Other	4,326	1,073	673
Broadcast Cash Flow	58,913	65,668	48,911
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(9,233)	(4,544)	(4,215)
Broadcast Cash Flow Less Cash Corporate Expenses	49,680	61,124	44,696
Pension expense	-	1,518	2,156
Contributions to pension plans	(2,483)	(1,996)	(1,082)
Other	761	2,988	3,731
Operating Cash Flow as defined in Senior Credit Agreement	47,958	63,634	49,501
Interest expense	(18,645)	(18,914)	(18,877)
Amortization of deferred financing costs	799	764	412
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(215)	(215)	69
Purchase of property and equipment	(6,854)	(9,996)	(6,703)
Income taxes paid, net of refunds	(427)	(32)	(15)
Free Cash Flow	$22,616	$35,241	$24,387

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

Reconciliation on Combined Historical Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Nine Months Ended
	September 30,
	2015	2014	2013

Net income	$31,297	$37,667	$23,062
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	28,510	27,585	26,106
Amortization of intangible assets	8,804	6,000	1,297
Non-cash stock-based compensation	3,011	4,032	1,719
Loss (gain) on disposal of assets, net	562	385	(56)
Miscellaneous expense (income), net	(37)	3,122	4,378
Interest expense	55,946	55,711	56,013
Loss from early extinguishment of debt	-	4,897	-
Income tax expense	16,186	13,464	11,390
Amortization of program broadcast rights	10,837	9,227	8,492
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	19	18	21
Network compensation revenue recognized	-	(343)	(470)
Payments for program broadcast rights	(10,558)	(11,194)	(8,549)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	20,983	18,812	11,868
Other	4,406	6,499	(1,166)
Broadcast Cash Flow	169,966	175,882	134,105
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(20,983)	(18,812)	(11,868)
Broadcast Cash Flow Less Cash Corporate Expenses	148,983	157,070	122,237
Pension expense	4,190	4,611	6,464
Contributions to pension plans	(3,916)	(4,713)	(3,686)
Other	5,131	5,694	9,496
Operating Cash Flow as defined in Senior Credit Agreement	154,388	162,662	134,511
Interest expense	(55,946)	(55,711)	(56,013)
Amortization of deferred financing costs	2,396	2,158	1,235
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(647)	(647)	206
Purchase of property and equipment	(15,250)	(20,452)	(20,691)
Income taxes paid, net of refunds	(1,675)	(361)	(518)
Free Cash Flow	$83,266	$87,649	$58,730

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015

 The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. Upon the consummation of all announced transactions (including announced divestitures), we will own and/or operate television stations in 50 television markets that broadcast over 175 program streams including 35 channels affiliated with the CBS Network, 26 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 14 channels affiliated with the FOX Network.  We will then own the number-one ranked television station in 40 of those 50 markets and the number-one or number-two ranked television station operations in 49 of those 50 markets.  At that time, our stations will reach approximately 9.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2015 or other periods, the impact of recently completed transactions, future expenses, the completion of pending transactions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of November 3, 2015. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2014 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its third quarter operating results on November 3, 2015. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (888) 572-7033 and the confirmation code is 1413155. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 1413155 until December 3, 2015.

Web site: www.gray.tv

For information contact:

Hilton Howell President and Chief Executive Officer (404) 266-5512	Kevin Latek Senior Vice President, Business Affairs (404) 504-9828	Jim Ryan Senior Vice President and Chief Financial Officer (404) 266-8333

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2015